Exhibit 99.1

        Steelcase Reports Second Quarter Fiscal 2004 Results;
      Strong Sequential Quarter Revenue Growth in North America


    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--Sept. 24, 2003--Steelcase Inc. (NYSE:SCS) today reported revenue from continuing operations for its second quarter totaled $612.1 million, an increase of 10 percent over first quarter revenue of $555.6 million, and a 5 percent decrease compared with $644.2 million in the same quarter last year. Driven by strong sales in North America, these results were in line with company estimates. The year-on-year sales decrease is net of a $16.1 million favorable currency translation effect in the International segment. Currency translation did not materially affect the sequential quarter comparison. Revenue for the quarter and prior period comparisons excludes the recently divested Attwood marine business, now treated as a discontinued operation.
    Steelcase reported net income of $18.1 million, or $0.12 per share for the second quarter. These results compare with a net loss of $(7.3) million, or $(0.05) per diluted share, in the second quarter of fiscal 2003.
    In the quarter, the company sold its Attwood Corporation marine hardware and accessories business and results reflect a $31.9 million pre-tax gain related to the divestiture. Reported results also include pre-tax restructuring and related asset impairment charges of $(4.9) million for International and $(2.5) million for North America, a $7.0 million pre-tax non-operating gain on the sale of real estate, and a pre-tax non-operating charge of $(6.1) million related to a dealer transition. The total of all these items is a net gain of $25.4 million pre-tax, or $16.0 million after-tax.
    "We returned to profitability this quarter on the strength of improved sales and operating profits in the North America segment," said James P. Keane, chief financial officer. "In addition, we strengthened our balance sheet through the sale of Attwood, and continued control over capital expenditures. We increased cash balances to $173 million and lowered debt to $316 million during the quarter."
    "This performance gives us confidence we will achieve our targets for the year," said James P. Hackett, president and chief executive officer. "We made significant progress on our ongoing restructuring actions and we strengthened our liquidity position. Our efforts to improve our cost structure combined with a focus on customer service, innovation and operational excellence are preparing us for growth."

    Outlook

    "We are seeing some signs that business capital spending is finally beginning to recover in the United States," said Mr. Keane. "Although we believe increased spending on office furniture will generally lag other categories, we are expecting a modest increase in second half shipments, including projects we have already won. International markets are not yet showing the same signs of improvement in overall economic indicators."
    The company expects third quarter sales from continuing operations to be flat to slightly up from second quarter levels. North America order rates increased slightly in the second quarter versus the first quarter, and have been volatile in the early weeks of the third quarter.
    Third quarter earnings are expected to be just above breakeven, including $(5.0) to $(7.0) million of pre-tax restructuring charges, and the impact of labor and overhead inefficiencies related to ongoing plant consolidation activities. The company expects to be profitable for fiscal year 2004.
    Mr. Hackett concluded, "We are delivering innovative solutions in new and existing markets that together with the operational initiatives implemented and underway, will provide Steelcase with significant opportunity for growth and profitability as the economy recovers."

    Webcast

    Steelcase will webcast its conference call reviewing second quarter fiscal 2004 financial results on Thursday, September 25, 2003 at 11:00 a.m. EDT. Links to the webcast are available at www.steelcase.com. Accompanying webcast presentation slides will be available on the company's website shortly before the start of the webcast. A replay of the webcast can be accessed on the site after the call.

    Business Segment Results
    (in millions)

                         Second Quarter          Sequential Quarters
                       Three Months Ended         Three Months Ended
                       ------------------         ------------------

                     Aug 29,   Aug 23, % Inc   Aug 29, May 30, % Inc
                      2003      2002    (Dec)   2003    2003   (Dec)
                      ----      ----    -----   ----    ----   -----
Revenue
North America (1)     $346.0   $377.7  (8.4)%  $346.0  $296.2  16.8%
Steelcase Design
 Partnership (2)        73.4     75.1  (2.3)%    73.4    67.0   9.6%
International (3)      120.5    117.3   2.7 %   120.5   129.8  (7.2)%
Other (4) (6)           72.2     74.1  (2.5)%    72.2    62.6  15.3%
                        ----     ----            ----    ----
 Consolidated
  Revenue             $612.1   $644.2  (5.0)%  $612.1  $555.6  10.2%
                      ======   ======          ======  ======
Operating Income(5)
North America           $3.4   $(2.8)            $3.4  $(19.3)
Steelcase Design
 Partnership             4.6     5.1              4.6     2.9
International          (11.2)   (4.9)           (11.2)   (5.2)
Other(6)                 1.4   (10.2)             1.4    (3.7)
                         ---   ------             ---    -----
 Consolidated
  Operating Loss       $(1.8) $(12.8)           $(1.8) $(25.3)
                       ====== =======           ====== =======
Operating Margin
 Percent                (0.3)%  (2.0)%           (0.3)%  (4.6)%

                                          Second Quarter
                                         Six Months Ended
                                         ----------------
                                   Aug 29,    Aug 23,    % Inc
                                    2003       2002       (Dec)
                                    ----       ----       -----
Revenue
North America (1)                  $642.2     $768.7    (16.5)%
Steelcase Design Partnership (2)    140.4      143.8     (2.4)%
International (3)                   250.3      224.9     11.3%
Other (4) (6)                       134.8      133.1      1.3%
                                    -----      -----
 Consolidated Revenue            $1,167.7   $1,270.5     (8.1)%
                                 ========   ========
Operating Income(5)
North America                      $(15.9)     $(9.1)
Steelcase Design Partnership          7.5        8.7
International                       (16.4)     (14.7)
Other(6)                             (2.3)     (14.8)
                                     -----     ------
 Consolidated Operating Loss       $(27.1)    $(29.9)
                                   =======    =======
Operating Margin Percent             (2.3)%     (2.4)%


    Business Segment Footnotes

    (1) North America business segment includes the company's
        Steelcase and Turnstone brands and consolidated dealers in the U.S. and Canada.

    (2) Steelcase Design Partnership (SDP) business segment includes Brayton, The Designtex Group, Details, Metro and
        Vecta.

    (3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada.

    (4) Other includes Steelcase Financial Services, PolyVision and IDEO subsidiaries, other ventures and unallocated corporate expenses. Steelcase Financial Services was a reporting segment in fiscal 2003 and is now included in Other because revenue and assets fall below the threshold required for segment reporting.

    (5) Operating income percent comparisons are not provided because they are not meaningful.

    (6) For the second quarter and in prior period comparisons, the divested Attwood marine business is treated as a discontinued operation. Attwood revenue was $14.9 million and operating income was $2.2 million in Q2 FY04. In fiscal 2003, Attwood revenue was $57.0 million and operating income was $8.0 million.

    About Steelcase Inc.

    Steelcase Inc., a Fortune 500 company, helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2003 revenue was approximately $2.6 billion. Steelcase Inc. and its subsidiaries have dealers in more than 900 locations, manufacturing facilities in over 50 locations and approximately 16,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS.

    Forward-looking Statements

    From time to time, in written reports and oral statements, the company discusses its expectations regarding future performance. For example, certain portions of this release contain various "forward-looking statements." Such statements involve certain risks and uncertainties that could cause actual results to vary. The company's performance may differ materially from that contemplated by forward-looking statements for a variety of reasons, including, but not limited to: competitive and general economic conditions/uncertainty domestically and internationally; delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action; changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; major disruptions at our key facilities or in the supply of any key raw materials; competitive pricing pressure; pricing changes by the company or its competitors; currency fluctuations; changes in customer demand and order patterns; changes in the financial stability of customers or dealers (including changes in their ability to pay amounts owed to the company); changes in relationships with customers, suppliers, employees and dealers; product (sales) mix; the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company's manufacturing processes; the ability of the company to effectively cull products; possible acquisitions or divestitures by the company; the company's ability to reduce costs, including ramp-up costs associated with new products and to improve margins on new products; the impact of workforce reductions (including elimination of temporary workers, hourly layoffs, early retirement programs and salaried workforce reductions); the company's ability to successfully integrate acquired businesses, initiate and manage alliances and increased global sourcing, transition production of products or components from one of its manufacturing facilities to another or to third parties as a result of production rationalization, implement technology initiatives and migrate to a less vertically integrated manufacturing model; changes in business strategies and decisions; and other risks detailed in the company's Form 10-K for the year ended February 28, 2003 and other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                            STEELCASE INC.
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                 (in millions, except per share data)



                               Three Months Ended   Six Months Ended
                              -------------------- -------------------
                               Aug. 29,  Aug. 23,  Aug. 29,  Aug. 23,
                                 2003      2002      2003      2002
                              ---------- --------- --------- ---------
Revenue                          $612.1    $644.2  $1,167.7  $1,270.5
Cost of sales                     437.1     451.7     836.2     898.0
Restructuring costs                 7.3       1.6      17.5       5.2
                              ---------- --------- --------- ---------
    Gross profit                  167.7     190.9     314.0     367.3
Operating expenses                169.4     191.4     336.3     380.7
Restructuring costs                 0.1      12.3       4.8      16.5
                              ---------- --------- --------- ---------
    Operating loss                 (1.8)    (12.8)    (27.1)    (29.9)
Interest expense                   (5.1)     (5.2)     (9.9)    (10.3)
Other income (expense), net         1.7       3.5       8.2      (1.3)
                              ---------- --------- --------- ---------
     Loss from continuing
      operations before income
      tax benefit                  (5.2)    (14.5)    (28.8)    (41.5)
Income tax benefit                 (2.0)     (6.0)    (10.8)    (16.1)
                              ---------- --------- --------- ---------
    Loss from continuing
     operations                    (3.2)     (8.5)    (18.0)    (25.4)
Income from discontinued
 operations, net of applicable
 taxes                              1.3       1.2       2.7       2.7
Gain on sale of net assets of
 discontinued operations, net
 of applicable taxes of $11.9      20.0        --      20.0        --
                              ---------- --------- --------- ---------
    Income (loss) before
     cumulative effect of
     accounting change             18.1      (7.3)      4.7     (22.7)
Cumulative effect of
 accounting change                   --        --        --    (229.9)
                              ---------- --------- --------- ---------
    Net income (loss)             $18.1     $(7.3)     $4.7   $(252.6)
                              ========== ========= ========= =========
Basic and diluted per share
 data:
  Loss from continuing
   operations                    $(0.02)   $(0.06)   $(0.12)   $(0.17)
  Income from discontinued
   operations                      0.14      0.01      0.15      0.02
  Cumulative effect of
   accounting change                 --        --        --     (1.56)
                              ---------- --------- --------- ---------
  Earnings (loss)                 $0.12    $(0.05)    $0.03    $(1.71)
                              ========== ========= ========= =========
Dividends declared per common
 share                            $0.06     $0.06     $0.12     $0.12
                              ========== ========= ========= =========


                            STEELCASE INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                             (in millions)


                                               (Unaudited)
                                                Aug. 29,    Feb. 28,
                                                  2003        2003
                                               ------------ ----------
                    ASSETS
Current assets:
    Cash and cash equivalents                    $  172.6   $  128.9
    Accounts receivable, net                        398.7      367.2
    Notes receivable and leased assets, net          79.8       84.9
    Inventories                                     121.0      129.8
    Other current assets                            116.1      103.3
                                               ------------ ----------
               Total current assets                 888.2      814.1

Property and equipment, net                         713.0      774.0
Notes receivable and leased assets, net             110.0      125.9
Goodwill and other intangible assets, net           302.0      306.0
Other assets                                        314.7      322.2
                                               ------------ ----------

               Total assets                      $2,327.9   $2,342.2
                                               ------------ ----------


     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                             $  139.4   $  145.4
    Short-term borrowings and current portion
     of long-term debt                               29.8       30.0
    Accrued expenses:
         Employee compensation                       76.3       90.9
         Employee benefit plan obligations           30.7       39.6
         Other                                      239.5      196.6
                                               ------------ ----------

               Total current liabilities            515.7      502.5
                                               ------------ ----------

Long-term liabilities:
    Long-term debt                                  286.2      294.2
    Employee benefit plan obligations               233.2      237.8
    Other long-term liabilities                      41.4       52.6
                                               ------------ ----------

               Total long-term liabilities          560.8      584.6
                                               ------------ ----------

               Total liabilities                  1,076.5    1,087.1
                                               ------------ ----------

Shareholders' equity:
    Common stock                                    288.4      286.1
    Accumulated other comprehensive loss            (41.5 )    (50.1 )
    Deferred compensation - restricted stock         (1.6 )       --
    Retained earnings                             1,006.1    1,019.1
                                               ------------ ----------

               Total shareholders' equity         1,251.4    1,255.1
                                               ------------ ----------

               Total liabilities and
                shareholders' equity             $2,327.9   $2,342.2
                                               ------------ ----------

                            STEELCASE INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in millions)



                                                       (Unaudited)
                                                    Six Months Ended
                                                   Aug. 29,  Aug. 23,
                                                     2003       2002
                                                   --------  ---------
OPERATING ACTIVITIES
Net income (loss)                                  $  4.7    $(252.6 )
Depreciation and amortization                        71.9       76.7
Cumulative effect of accounting change                ---      229.9
Gain on sale of discontinued operations             (31.9 )      ---
Changes in operating assets and liabilities, net
 of corporate acquisitions                          (28.5 )    (58.2 )
Other, net                                          (17.9 )      2.7
                                                   --------  ---------

Net cash used in operating activities                (1.7 )     (1.5 )
                                                   --------  ---------

INVESTING ACTIVITIES
Capital expenditures                                (19.3 )    (44.7 )
Proceeds from the disposal of fixed assets           17.2        0.9
Net proceeds on sale of discontinued operations      46.9        ---
Proceeds from the sales of leased assets             39.8      178.0
Net (increase) decrease in notes receivable and
 leased assets                                      (16.2 )      3.7
Other, net                                            3.2       17.1
                                                   --------  ---------

Net cash provided by investing activities            71.6      155.0
                                                   --------  ---------

FINANCING ACTIVITIES
Long-term debt issuances (repayments), net           (9.4 )   (117.1 )
Short-term borrowings (repayments), net               0.3      (48.8 )
Common stock issuance                                 0.3        3.6
Dividends paid                                      (17.7 )    (17.7 )
                                                   --------  ---------

Net cash used in financing activities               (26.5 )   (180.0 )
                                                   --------  ---------

Effect of exchange rate changes on cash and cash
 equivalents                                          0.3        1.3
                                                   --------  ---------

Net increase (decrease) in cash and cash
 equivalents                                         43.7      (25.2 )
Cash and cash equivalents, beginning of period      128.9       69.4
                                                   --------  ---------

Cash and cash equivalents, end of period           $172.6    $  44.2
                                                   --------  ---------



    CONTACT: Steelcase Inc.
             Investor Contact:
             Raj Mehan, 616-698-4734
             Media Contact:
             Lisa Kerr, 616-698-4487